Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of eHealth, Inc. for the registration of Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities, Subscription Rights, and Units and to the incorporation by reference therein of our report dated March 16, 2018, except for the changes to reflect the retrospective adoption of ASU No. 2014-09 “Revenue from Contracts with Customers (Topic 606)”, as amended, described in Note 1, and the subsequent event described in the last paragraph of Note 11, as to which the date is December 17, 2018, with respect to the consolidated financial statements of eHealth, Inc. included in its Current Report on Form 8-K dated December 17, 2018, and our report dated March 16, 2018, with respect to the effectiveness of internal control over financial reporting of eHealth, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
December 17, 2018